Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-275058) and on Form S-8 (File Nos. 333-279383 and 333-292748) of Brand Engagement Network Inc. of our report, dated September 16, 2026, with respect to the consolidated financial statements of Cataneo GmbH as of December 31, 2025 and 2024, and for the years then ended, which appears in Brand Engagement Network Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 16, 2026.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

September 16, 2026